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                                                                   Exhibit 10.15

                        COMMUTATION AND RELEASE AGREEMENT

As of the Effective Date, this Commutation and Release Agreement (this "Commutation Agreement") is made and entered into by and between AMERISAFE, Inc., (also known as Amerisafe Insurance Group of DeRidder, Louisiana) on behalf of itself and all of its Affiliated (as defined herein) and/or subsidiary companies, including, but not limited to, American Interstate Insurance Company and Silver Oak Casualty, Inc., and Converium Reinsurance (North America) Inc. (formerly known as Zurich Reinsurance (North America), Inc.) of Stamford, Connecticut.

WHEREAS, Company (as defined herein) and Reinsurer (as defined herein) have entered into the Reinsurance Agreements (as defined herein) pursuant to which Company ceded to Reinsurer, and Reinsurer assumed from Company, certain liabilities arising out of policies of insurance written by Company; and

WHEREAS, Company and Reinsurer wish to terminate and extinguish the Reinsurance Agreements and to fully and finally settle, resolve and commute, by means of the payment described herein, all their rights, privileges, duties, liabilities and obligations under the Reinsurance Agreements; and

WHEREAS, Company and Reinsurer understand and acknowledge that Reinsurer's liabilities and obligations to Company under the Reinsurance Agreements include paid and outstanding losses and loss adjustment expenses, as well as losses incurred but not reported, and therefore can be estimated but cannot presently be determined in an amount certain; and

WHEREAS, Company and Reinsurer intend by this Commutation Agreement to fully and forever release and discharge each other from their respective existing and future liabilities and obligations, including contingent and uncertain liabilities, under the Reinsurance Agreements; and

WHEREAS, Company and Reinsurer agree that it is in each of their best interests to freely and voluntarily enter into this Commutation Agreement and to compromise, resolve and settle all amounts due, or which may become due, between each other.

NOW, THEREFORE, and in consideration of the premises and mutual covenants and conditions set forth herein and the payment to be made hereunder, and intending to be legally bound, Company and Reinsurer agree as follows:

                             ARTICLE I - DEFINITIONS

A. "Affiliate" or "Affiliated" means that the person in question is an "affiliate" of, or a person "affiliated" with a specified person, if the person in question is a person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

B. "Company" means AMERISAFE, Inc., (also known as Amerisafe Insurance Group of DeRidder, Louisiana) and its predecessors, successors and assigns, and

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       all Affiliated and/or subsidiary insurers that are presently, or were at one time, parties to any Reinsurance Agreement, including, but not limited to, the following persons: American Interstate Insurance Company and Silver Oak Casualty, Inc.

C.    "Closing Date" is July 27, 2005

D.    "Effective Date" is June 30, 2005.

E. "Reinsurer" is Converium Reinsurance (North America) Inc. (formerly known as Zurich Reinsurance (North America), Inc.) and its predecessors, successors and assigns.

F. "Reinsurance Agreements" are: (i) the specific treaty reinsurance agreements, including all amendments, endorsements and addenda thereto, entered into by and between Company and Reinsurer as follows: (CRNA ref. no. WC3080A) First Casualty Excess of Loss Reinsurance Agreement - A20500-221 99-0101 A4, (CRNA ref. no. WC3080B) Second Casualty Excess of Loss Reinsurance Agreement- A20500-222 99-0101 A4, (CRNA ref. no. WC3080C) Third Casualty Excess of Loss Reinsurance Agreement - A20500-223 99-01-01 A4; and (ii) also any and all other insurance or reinsurance agreements that are not identified specifically in this paragraph (F) and that are agreements pursuant to which Reinsurer assumes or has assumed from Company liabilities or obligations arising out of insurance written and/or reinsurance assumed by Company with the exception of the following treaties that are excluded from the scope of this Commutation Agreement and shall remain in full force and effect: (CRNA ref. no. WC3080D) Fourth Casualty Excess of Loss Reinsurance Agreement - A20500-224 99-01-01 A4, (CRNA ref. no. WC3080E) Fifth Casualty Excess of Loss Reinsurance Agreement - A20500-225 99-01-01 A4.

                              ARTICLE II - PAYMENT

A. Reinsurer shall pay to Company the sum of USD $61,296,796.68 (the "Commutation Amount").

B. Reinsurer shall remit payment of 81% of the Commutation Amount via direct wire transfer, in immediately available funds, to the account designated by Company in Exhibit A (that is attached hereto and incorporated herein by reference) within two (2) business days of the Closing Date. Reinsurer shall remit payment of the remaining 19% of the Commutation Amount via direct wire transfer, in immediately available funds, to the account designated by Company in Exhibit A within eight (8) business days of the Closing Date.

                              ARTICLE III - RELEASE

As of the Effective Date, the Reinsurance Agreements shall be terminated and commuted in full and the parties agree as follows:

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A.    In consideration for Reinsurer's payment of the Commutation Amount,
      Company, on behalf of itself, its Affiliates, and its successors and assigns, hereby fully and unconditionally releases and forever discharges Reinsurer and its Affiliates, its successors and assigns, and their officers, directors, shareholders, employees, representatives and attorneys and their heirs, executors and assigns from any and all liabilities and obligations arising out of, in respect of, or relating to the Reinsurance Agreements, including, but not limited to, any and all premiums, losses, claims, liabilities, damages, judgments, debts, duties, sums of money, covenants, errors, omissions, counter-claims, suits, accounts, contributions, indemnifications, promises, interest credit, ultimate net loss amounts, return premium amounts, funds withheld account balance amounts (whether such balance amounts are positive or negative as of the Effective Date), experience refund amounts, dividends, expenses, costs, offsets, attorney's fees, and all other causes of action and demands whatsoever, whether in law, in equity, or otherwise, whether known or unknown, vested or contingent, liquidated or unliquidated, matured or unmatured, reported or unreported, disputed or undisputed, quantified or not quantified and whether currently existing or arising in the future. Company acknowledges that its receipt of the Commutation Amount effects a complete discharge, release, accord, satisfaction, settlement and commutation of all of the past, present and future liabilities and obligations of Reinsurer arising out of, in respect of, or relating to the Reinsurance Agreements.

B. Effective simultaneously with Company's release of Reinsurer as provided in Paragraph A herein, Reinsurer on behalf of itself, its Affiliates, and its successors and assigns, hereby fully and unconditionally releases and forever discharges Company and its Affiliates, its successors and assigns, and their officers, directors, shareholders, employees, representatives and attorneys and their heirs, executors and assigns from any and all liabilities and obligations arising out of, in respect of, or relating to the Reinsurance Agreements, including, but not limited to, any and all premiums, losses, claims, liabilities, damages, judgments, debts, duties, sums of money, covenants, errors, omissions, counter-claims, suits, accounts, contributions, indemnifications, promises, interest credit, ultimate net loss amounts, return premium amounts, funds withheld account balance amounts (whether such balance amounts are positive or negative as of the Effective Date), experience refund amounts, dividends, expenses, costs, offsets, attorney's fees, and all other causes of action and demands whatsoever, whether in law, in equity, or otherwise, whether known or unknown, vested or contingent, liquidated or unliquidated, matured or unmatured, reported or unreported, disputed or undisputed, quantified or not quantified and whether currently existing or arising in the future, it being the intention of the parties that this Commutation Agreement operates as a full and final settlement of any and all of the parties' respective obligations and liabilities related to the Reinsurance Agreements.

C. Nothing in this Commutation Agreement shall be construed as releasing any claims that Company or Reinsurer may have against any person that is not a person (or category or subset of persons) that is included within the scope of the general release language set forth in Paragraph A and Paragraph B herein,

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      including but not limited to, any claims or potential claims that
      Reinsurer may have against its retrocessionaires that arise out of or are related to one or more of the Reinsurance Agreements. This Commutation Agreement shall not confer any rights or benefits upon any third party, except as may be expressly provided herein.

D. Company and Reinsurer expressly assume the risk that acts, omissions, matters, causes or things may have occurred which are not known or are not expected to exist by either of them. To the fullest extent permitted by law, Company and Reinsurer hereby waive, and shall not seek the protection of the terms and provisions of any statute, rule or doctrine of common law which:

            (i) narrowly construes releases that purport by their terms to release claims based upon, relating to or arising out of such acts, omissions, matters, causes or things referred to above in this Paragraph D, or

            (ii)  restricts or prohibits the release of such claims.

                            ARTICLE IV - NON-RELIANCE

A. This Commutation Agreement fully and finally resolves the rights, duties and obligations of Company and Reinsurer under the Reinsurance Agreements, and neither party shall:

            (i) have any remedy in respect of any representation, warranty or undertaking of the other that is not specifically set forth in this Commutation Agreement, whether or not relied upon by the other party, or

            (ii) seek to reopen or set aside this Commutation Agreement or any of the Reinsurance Agreements on any basis whatsoever, including, without limitation, that this Commutation Agreement or any of the Reinsurance Agreements is void or voidable due to a mistake or change in law or mistake of fact in any way related to this Commutation Agreement or any of the Reinsurance Agreements.

B. Each of Company and Reinsurer has entered voluntarily into this Commutation Agreement based upon its own independent assessment of the relevant facts and its rights and obligations under the Reinsurance Agreements and not based upon any representations that were made or disclosures that were not made by the other party, its Affiliates, officers, directors, shareholders, employees, representatives, agents, attorneys or their respective heirs, administrators, predecessors, successors and assigns. Company and Reinsurer acknowledge that each has had a full and fair opportunity to consult with, and seek the advice and recommendations of, its counsel prior to its execution of this Commutation Agreement.

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                                ARTICLE V - OTHER

A.    Each of Company and Reinsurer represents and warrants to the other that:

            (i)   it is authorized to enter into this Commutation Agreement;

            (ii) the persons executing this Commutation Agreement on behalf of the party have the necessary and appropriate authority to do so and that this Commutation Agreement has been duly and validly executed by such party;

            (iii) this Commutation Agreement constitutes the valid and binding obligation of such party and is enforceable according to its terms;

            (iv) there are no pending or existing agreements, transactions, or negotiations to which either party is a party that would render this Commutation Agreement, or any part thereof, void, voidable or unenforceable;

            (v) it has obtained all authorizations, consents or approvals of any governmental or regulatory entity required to make this Commutation Agreement valid and binding; and

            (vi) no claim or loss being released by this Commutation Agreement has been assigned, transferred or sold to any other person or entity.

B. Company represents and warrants to Reinsurer the following: (i) all Affiliated insurers that are presently, or were at one time, parties to any Reinsurance Agreement are listed specifically in the definition of "Company" in this Commutation Agreement; and (ii) there are no insurers that were formerly Affiliated with Company and that are presently, or were at one time, parties to any Reinsurance Agreement that are now controlled by a person that is not Affiliated with Company.

C. This Commutation Agreement may not be modified except by written amendment executed by both Company and Reinsurer.

D. This Commutation Agreement, and the rights, duties and obligations set forth herein, shall inure to the benefit of, and be binding upon, Company's and Reinsurer's officers, directors, employees, affiliates, stockholders, predecessors, successors, assigns and, to the extent permitted by law, liquidators, rehabilitators, receivers and other statutory successors.

E. Company and Reinsurer each intend and agree that the existence of this Commutation Agreement, and the terms hereof, shall remain strictly confidential. Neither Company nor Reinsurer (including their respective attorneys, agents, representatives and/or Affiliates) shall disclose or disseminate in any way the facts or terms related to this Commutation Agreement, except as may be

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      necessary or appropriate to parent companies and/or Affiliates, retrocessionaires, auditors, reinsurance intermediaries, rating agencies, governmental or regulatory authorities, in filings with the Securities and Exchange Commission, or as may be required by legal or regulatory process or for any purpose relating to or arising from such filings.

F. This Commutation Agreement may be executed and delivered in multiple counterparts, each of which, when so executed and delivered, shall constitute an original, and all of which taken together shall constitute one instrument. This Commutation Agreement may be executed and transmitted by facsimile provided that an original executed copy shall be exchanged promptly and be substituted for copies executed and transmitted by facsimile.

G. This Commutation Agreement shall be construed and governed by the laws of the State of Louisiana, without regard for the State of Louisiana's conflicts of law provision, and any action brought to enforce the terms of this Commutation Agreement shall be brought solely in the State or Federal Courts for the State of Louisiana. In any such action, the Parties consent to the jurisdiction of the State or Federal Courts for the State of Louisiana and waive any right to argue that the State or Federal Courts for the State of Louisiana are an inappropriate or inconvenient forum.

H. The parties, as between and among themselves, understand that they may have sustained damages or incurred obligations that may not yet be manifest and that are presently unknown, but nevertheless, the parties deliberately intend and do hereby fully release one another as provided in this Commutation Agreement. Furthermore, the parties expressly accept and assume the risk that the factual or legal assumptions made by either party in connection with this Commutation Agreement may be found hereafter to be different from the true facts or law, and the parties agree that this Commutation Agreement (including the release of claims contemplated thereby) shall be and remain in full force and effect notwithstanding such differences in facts or law.

I. The parties specifically agree and acknowledge that Reinsurer's payment of the value of the Commutation Amount is being paid in good faith and constitutes fair consideration for the discharge of amounts allegedly owing now or potentially owing in the future by either party in respect of the Reinsurance Agreements.

J. Each party has had the opportunity to negotiate the terms and modify the draftsmanship of this Commutation Agreement. Therefore, the terms of this Commutation Agreement shall be considered and interpreted without any presumption, inference or rule requiring construction or interpretation of any provision of this Commutation Agreement against the interest of the drafter of the Commutation Agreement.

K. The failure of the parties to enforce any provision of this Commutation Agreement shall not be construed as a waiver of such provision or any other provision of this Commutation Agreement. No waiver of any provision of this

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      Commutation Agreement shall be deemed a waiver of any of its other terms, nor shall such waiver constitute a continuing waiver.

L. The Parties agree that in the event payment of the Commutation Amount by Reinsurer, as described in Article II herein, is not received by Company, then this Commutation Agreement shall be considered null and void ab initio. Moreover, if any court of competent jurisdiction issues an order, decision or ruling in accordance with applicable law declaring this Commutation Agreement, any of the provisions contained in Article III(A) or Article III(B) herein, or the payment of the Commutation Amount made under Article II herein to be null, void, illegal, avoided or otherwise unenforceable or rescinded ab initio and such order, decision or ruling becomes final and unappealable with no appeal or stay pending (the "Final Order"), then this Commutation Agreement shall be rescinded immediately and be declared null and void ab initio, each of Reinsurer and Company shall be restored to the position they were in just prior to the execution of this Commutation Agreement and the Reinsurance Agreements shall be in full force and effect as if this Commutation Agreement had never existed. Company shall return the Commutation Amount plus an Investment Credit Amount (as defined herein) within ten (10) business days of the date of such Final Order, subject to deduction and/or offset by Company for amounts that would have become due and owing under the Reinsurance Agreements during the period commencing with the Effective Date and ending with the date of the Final Order. In the event that Company wrongfully fails to return the Commutation Amount plus the Investment Credit Amount within ten (10) business days of such Final Order (subject to deduction and/or offset by Company for amounts that Reinsurer would have paid to Company under the Reinsurance Agreements had this Commutation Agreement not been in effect) and Reinsurer institutes legal proceedings against Company to enforce its rights under this Commutation Agreement, Company shall pay all of Reinsurer's reasonable and necessary expenses and costs, including, but not limited to, Reinsurer's reasonable attorneys' fees, associated with such legal proceedings. The "Investment Credit Amount" shall be defined as the sum of all Quarterly Investment Credits (as defined herein) for each calendar quarter from the date that the Commutation Amount was paid by Reinsurer to the date that Reinsurer receives payment in full pursuant to this paragraph L. The "Quarterly Investment Credit" shall be calculated quarterly, commencing with the calendar quarter following the date that the Commutation Amount was paid by Reinsurer, by applying the coupon rate on a 10-Year U.S. Treasury Bond as of the last business day of each calendar quarter, divided by 4, to the Remaining Balance (as defined herein) as of the end of each calendar quarter. If Reinsurer is repaid at other than quarter-end, the final Quarterly Investment Credit will be pro-rated accordingly. The "Remaining Balance" shall be defined as the Commutation Amount less all amounts that would have been paid to Company under the Reinsurance Agreements if this Commutation Agreement had never existed. In the event of a Final Order, Reinsurer expressly reserves all rights it has to challenge any claims billed to it by Company under the Reinsurance Agreements and the parties each reserve all rights to setoff, recoupment, counterclaim and defenses that it may have. Company agrees that neither the foregoing provision nor any other provision in this paragraph is intended to be and shall not be

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      deemed or argued to constitute a waiver by Reinsurer of any and all rights that it may have to audit, question, challenge, or dispute any claims deducted or offset from the Commutation Amount by Company under this paragraph, and Reinsurer expressly reserves all such rights. In the event that any part of this Commutation Agreement (except for any of the provisions contained in Article III(A) or Article III(B) herein or the payment of the Commutation Amount made under Article II) should for any reason become or be found to be null, void, illegal or otherwise unenforceable, it shall be struck out to the extent that it is so null, void, illegal or unenforceable, and the remaining provisions of this Commutation Agreement shall remain in full force and effect.

M. This Commutation Agreement constitutes the entire agreement between Company and Reinsurer and supersedes all prior and contemporaneous oral and/or written agreements and understandings between the parties relating to the Reinsurance Agreements.

N. Company and Reinsurer absolutely and unconditionally covenant and agree with each other, and their respective successors and assigns, that subsequent to the Closing Date of this Commutation Agreement, neither party will hereafter for any reason whatsoever, demand, claim, file suit or initiate arbitration, mediation, litigation or other legal proceedings against the other in respect of any matters relating to the Reinsurance Agreements, except for a legal proceeding to enforce rights and/or remedies that are provided for expressly pursuant to this Commutation Agreement.

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IN WITNESS WHEREOF, the parties have executed this Commutation Agreement by their respective duly authorized officers.

AMERISAFE, INC. (ALSO KNOWN AS AMERISAFE INSURANCE GROUP) ON BEHALF OF ITSELF AND ALL OF ITS AFFILIATED AND/OR SUBSIDIARY COMPANIES, INCLUDING, BUT NOT LIMITED TO, AMERICAN INTERSTATE INSURANCE COMPANY AND SILVER OAK CASUALTY, INC.

By: /s/  C Allen Bradley, Jr.
    ----------------------------------------------------
Title:  President and Chief Executive Officer

CONVERIUM REINSURANCE (NORTH AMERICA) INC.
(FORMERLY KNOWN AS ZURICH REINSURANCE (NORTH AMERICA), INC.)

By: /s/  Raymond Dowling
    --------------------------------------------------
         Raymond Dowling
       _______________________________________________
Title: Senior Vice President and Chief Reinsurance
       Officer

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